Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial highlights" in the Class A, Class B, Class C, and Class Y Shares' Prospectus of Pioneer Real Estate Shares Fund; and "Independent Registered Public Accounting Firm", and "Financial Statements" in the Statement of Additional Information of Pioneer Real Estate Shares Fund; and to the incorporation by reference of our report, dated February 25, 2011, on the financial statements and financial highlights of Pioneer Real Estate Shares Fund in the Annual Report to the Shareowners for the year ended December 31, 2010 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 29 to the Registration Statement (Form N-1A, No. 33-65822)of Pioneer Real Estate Shares Fund.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
April 27, 2011